Exhibit 21.    Subsidiaries of the Registrant

                                                         Percentage
                                     State or country     of voting
                                         in which         securities
                                       incorporated          owned


Registrant:
  Dravo Corporation                     Pennsylvania         --

Subsidiaries of Dravo Corporation:
  Dravo Basic Materials
    Company, Inc.                       Alabama             100%
  Dravo Equipment                       Delaware            100
  Dravo Lime Company                    Delaware            100
  Princeton Ridge, Inc.                 New Jersey          100

Subsidiary of Dravo Basic Materials
 Company, Inc.:
  Dravo Natural Resources Company       Delaware             50

Subsidiary of Dravo Lime Company:
  Dravo Natural Resources Company       Delaware             50
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                              21-1